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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___________)*

(Name of Issuer) MEDIAREADY INC.

(Title of Class of Securities) COMMON

(CUSIP Number) 58447Q101

(Date of Event Which Requires Filing of this Statement) FEBRUARY 5, 2007

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


Rule 13d-1(b) X
Rule 13d-1(c)
Rule 13d-1(d)
The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities
Exchange Act of 1934 (Act) or otherwise
subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection
of information contained in this form
are not required to respond unless
the form displays a currently
valid OMB control number.

SEC 1745
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CUSIP No 58447Q101


1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
ASSENT LLC
TIN 74-086513
2. Check the Appropriate Box if a Member
of a Group (See Instructions)
(a)
(b)
3. SEC Use Only
4. Citizenship or Place of Organization
DELAWARE
Number of 5. Sole Voting Power  5,532,250
Shares Bene-
ficially by 6. Shared Voting Power 0
Owned by Each
Reporting 7. Sole Dispositive Power 5,532,250
Person With:


8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned
by Each Reporting Person 5,532,250
10. Check if the Aggregate Amount in Row
(9) Excludes Certain Shares (See Instructions)
11. Percent of Class Represented by Amount in Row (9) 5.3%
12. Type of Reporting Person (See Instructions) BD


















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After reasonable inquiry and to the best of my
knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date 2/9/07

Signature   John Allen

Name/Title CEO/COO






























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